COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT IN
DREYFUS PREMIER STATE MUNICIPAL BOND FUND, NEW JERSEY
SERIES CLASS A SHARES AND CLASS B SHARES AND THE LEHMAN
BROTHERS MUNICIPAL BOND INDEX

EXHIBIT A:

                            DREYFUS       DREYFUS
                            PREMIER       PREMIER
                             STATE         STATE
                           MUNICIPAL     MUNICIPAL
               LEHMAN      BOND FUND,   BOND FUND,
              BROTHERS     NEW JERSEY   NEW JERSEY
   PERIOD     MUNICIPAL      SERIES       SERIES
                BOND        (CLASS A     (CLASS B
               INDEX *      SHARES)       SHARES)

   5/3/94        10,000          9,549       10,000
   4/30/95       10,665         10,142       10,569
   4/30/96       11,513         10,706       11,101
   4/30/97       12,276         11,333       11,694
   4/30/98       13,418         12,407       12,428

*Source: Lehman Brothers